Exhibit 10.41

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Unit Award Agreement

THIS AGREEMENT is made as of             ,          (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and Paul M. Black (“Black”) [as an inducement to accept employment with the Company].

WHEREAS, Black is expected to perform valuable services for the Company and the Company considers it desirable and in its best interests that Black be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s 2011 Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to Black an award of restricted stock units (the “Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Transferability. Restricted stock units subject to the Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such restricted stock units, the Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)	Vesting. Subject to this Section 2, the Restricted Stock Unit Award shall vest and become unrestricted in accordance with Exhibit A hereto.

(b)	Accelerated Vesting for Termination following a Change in Control. Unless otherwise provided in another written agreement between Black and the Company, in the event of a Change in Control (as defined in the Plan) in which the successor company (including the parent of any surviving corporation in a merger) assumes or substitutes the Restricted Stock Unit Award, if Black‘s employment with such successor company (or a subsidiary thereof) is terminated within 24 months following such Change in Control (or within six months prior thereto in connection with the Change in Control) without Cause by the Company or the successor company or by Black for Constructive Discharge, all restrictions, limitations and other conditions applicable to the Restricted Stock Unit Award outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall lapse and the restricted stock units shall become free of all restrictions.

(c)	Settlement of Restricted Stock Units. Upon the date restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Company will transfer such shares of Common Stock to Black upon satisfaction of any required tax withholding obligations.

(d)	Other Defined Terms.

Cause. “Cause” shall have the meaning set forth in the Employment Agreement, dated December 19, 2012, between the Company and Black (the “Employment Agreement”).

Constructive Discharge. “Constructive Discharge” shall have the meaning set forth in the Employment Agreement.

3.	No Rights as Stockholder; Dividend Equivalents. Black shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to Black. Notwithstanding the foregoing, at such time as the restrictions lapse, an amount equal to any cash dividends that would have been payable to Black if the shares of Common Stock underlying the restricted stock units subject to this Agreement had been issued to Black during the restriction period shall be paid in cash to Black with respect to the actual number of restricted stock units that have vested. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the restriction period has lapsed.

4.	Termination of Unvested Restricted Stock Unit Award.

(a)	Subject to Section 2 and subsection 4(b) below, if Black’s employment with the Company (or an affiliate of the Company if such affiliate is Black’s employer) is terminated for any reason, the portion of the Restricted Stock Unit Award which is not vested and unrestricted as of the date of termination shall immediately thereafter be forfeited by Black and such portion shall be cancelled by the Company.

(b)	If, on the date Black’s employment terminates, there is a written employment agreement in place between Black and the Company (or between Black and an affiliate of the Company if such affiliate is Black’s employer), then, in the event of a conflict, the terms of such written employment agreement regarding vesting upon termination shall prevail over the terms of this Agreement.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of unvested and restricted stock units subject to this Restricted Stock Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the unvested restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is stock, cash or other securities or property (a “Transaction”), the Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation in an economically equivalent manner. In the event that the successor corporation refuses or is unable to assume or substitute for the Restricted Stock Unit Award in an economically equivalent manner, then simultaneously with the consummation of the Transaction, Black shall fully vest in the Restricted Stock Unit Award and all restricted stock units subject to the Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Restricted Stock Unit Award shall be considered assumed in an economically equivalent manner only if, following the Transaction, the Restricted Stock Unit Award confers the right to receive, for each restricted stock unit subject to the Restricted Stock Unit Award and unvested immediately prior to the Transaction, publicly traded shares of common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

6.	No Right to Continued Employment. This Agreement shall not be construed as giving Black the right to be retained in the employ of the Company.

7.	Provisions of Plan. This Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. Black acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.

Withholding of Taxes; Section 409A. The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company to Black (or to secure payment from Black in lieu of withholding) the amount of any withholding or other tax due from the Company (“Required Tax Payments”) with respect to any restricted stock units which become vested and unrestricted under this Agreement, and the Company may defer issuance of Common Stock underlying such restricted stock units until such amounts are paid or withheld. Black shall satisfy his or her Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which Black has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Unit Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom Black has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Unless and until the Company determines otherwise, the method in clause (3) above shall be utilized. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

It is intended that any amounts payable under this Restricted Stock Unit Award comply with the provisions of Code Section 409A of the Internal Revenue Code of 1986 and the treasury regulations relating thereto so as not to subject Black to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Restricted Stock Unit Award would result in Black being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Restricted Stock Unit Award in order to bring this Restricted Stock Unit Award into compliance with Code Section 409A. No amount shall be payable pursuant to a termination of Black’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts payable upon Black’s separation from service are nonqualified deferred compensation under Section 409A, and if Black is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of Black’s separation from service (or until any earlier date of Black’s death), upon which date all such postponed amounts shall be paid to Black in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. The determination of whether Black is a specified employee shall made by the Company in accordance with Section 409A.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:
Name:

Paul M. Black

Exhibit A

For purposes of this Exhibit:

•

The number of restricted stock units subject to this Agreement is <        >, which shall be eligible for vesting, provided that the Performance Measure described below is achieved during the first two quarters in the Company’s 2013 fiscal year as set forth below.

•	The “Performance Measure” is [description of performance measure].

If Black remains continuously employed by the Company or its subsidiaries from the Grant Date through [description of vesting terms]

.